Exhibit 2.1
AMENDMENT NO. 5 TO AGREEMENT AND PLAN OF MERGER
     AMENDMENT NO. 5, dated as of January 16, 2007 (this “Fifth Amendment”), to the Agreement and Plan of Merger, dated as of October 19, 2006, by and among APN Holding Company, Inc., a Delaware corporation (“Parent”), APN Mergersub, Inc., a Florida corporation and a wholly owned direct subsidiary of Parent (“MergerSub”), and Applica Incorporated, a Florida corporation (the “Company”), as amended by Amendment No. 1, dated December 14, 2006, by Amendment No. 2, dated December 22, 2006, by Amendment No. 3, dated December 27, 2006, and by Amendment No. 4, dated January 3, 2007 (as amended, the “Merger Agreement”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Merger Agreement.
     WHEREAS, pursuant to, and subject to the limitations set forth in, Section 9.2 of the Merger Agreement, the Merger Agreement may be amended, modified, or supplemented only by the written agreement of the parties thereto;
     WHEREAS, Parent and MergerSub have conditioned their willingness to increase the Merger Consideration on an increase in the Apple Termination Fee, and in order to induce Parent and MergerSub to increase the Merger Consideration and in consideration therefor, the Company has agreed to increase the Apple Termination Fee; and
     WHEREAS, the parties hereto wish to amend the Merger Agreement as set forth below.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
     1. Amendment.
          (a) Merger Consideration. Section 3.1(a) of the Merger Agreement is hereby amended by deleting the word “$7.75” in both instances and replacing each with the word “$8.25”.
          (b) Apple Termination Fee. Section 8.3(a) of the Merger Agreement is hereby amended by (i) deleting the words “$4.0 million” and replacing them with the words “$7.0 million” and (ii) deleting the words “$2.0 million” and replacing them with the words “$3.3 million”.
     2. Apple Shareholders Meeting. Notwithstanding anything to the contrary in the Merger Agreement, Parent, MergerSub and the Company hereby agree that the Apple Shareholders Meeting to be held at 11:00 a.m. Eastern Standard Time on January 17, 2007 (the “January 17 Meeting”) shall be convened as scheduled and immediately thereafter a motion shall be properly made by an officer of the Company to adjourn the January 17 Meeting until 11:00 a.m. Eastern Standard Time on January 23, 2007 (the “January 23 Meeting”) and, subject to obtaining the requisite vote therefor, the January 17 Meeting shall be immediately adjourned until the January 23 Meeting, which January 23 Meeting shall have the same record date as the January 17 Meeting, and no further action shall be taken at the January 17 Meeting.
     3. Miscellaneous.
          (a) Governing Law. This Fifth Amendment shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to Contracts made and wholly performed in such state, without regard to any applicable conflict of laws principles; provided, however, that the Merger will also be governed by the applicable provisions of the FCBA to the extent required thereby.
          (b) Counterparts. This Fifth Amendment may be executed in two or more counterparts, all of which will be considered one and the same instrument and will become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.
          (c) Continued Force and Effect. Except as expressly amended or modified herein, the provisions of the Merger Agreement are and shall remain in full force and effect.
          (d) Authorization and Validity of Agreement. The execution and delivery of this Fifth Amendment by each of the parties hereto have been duly authorized and approved by their respective boards of directors and no other corporate action on the part of the parties hereto is necessary to authorize the execution and delivery of this Fifth Amendment. This Fifth Amendment has been, or will be when executed and delivered, duly executed and delivered by each of the parties hereto, and a valid and binding obligation of each of the parties hereto enforceable against each of the parties hereto in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned has executed, or has caused to be executed, this Fifth Amendment on the date first written above.

APN HOLDING COMPANY, INC.
By:	/s/ Philip Falcone
	Name:	Philip Falcone
	Title:	Vice President and Senior Managing Director

APN MERGERSUB, INC.
By:	/s/ Philip Falcone
	Name:	Philip Falcone
	Title:	Vice President and Senior Managing Director

APPLICA INCORPORATED
By:	/s/ Lisa R. Carstarphen
	Name:	Lisa R. Carstarphen
	Title:	V.P., General Counsel and Corporate Secretary

3